Exhibit 99

CBS CORPORATION REPORTS THIRD QUARTER 2007 RESULTS

Net Earnings From Continuing Operations Up 5% to $340 Million

EPS From Continuing Operations Up 14% to $.48 Per Diluted Share

Free Cash Flow of $1.59 Billion for the First Nine Months of 2007

New York, New York, November 1, 2007 – CBS Corporation (NYSE: CBS.A and CBS) today reported results for the third quarter ended September 30, 2007.

“CBS continues to position itself for future growth during this time of extraordinary opportunity,” said Sumner Redstone, Executive Chairman, CBS Corporation. “Leslie and his team have done an exceptional job of creating and distributing compelling, mass-appeal programming to the growing list of platforms around the world while expanding CBS’s new media properties. At the same time, all of us at CBS remain focused on producing strong free cash flow and returning value to our shareholders in the form of dividends, which we have steadily increased.”

“In the third quarter, we once again delivered on our promise to return capital to shareholders while driving solid EPS growth,” said Leslie Moonves, President and CEO, CBS Corporation. “The operating performance of our core businesses delivered the healthy free cash flow that allowed us to raise our quarterly cash dividend to an annualized $1.00 per share and repurchase an additional $1.6 billion of our stock during the quarter. We also continue to refine our asset portfolio and aggressively pursue higher-growth businesses that complement our core operations, like the purchase of SignStorey, a leading distributor of programming and advertising content to retail stores in the attractive out-of-home market. At the same time, we have further invested in the CBS Audience Network, CBS.com and CBS Mobile, and our online extensions of our radio and TV stations, all of which play an important role in building audiences which are attractive to a broad range of existing and new advertisers.”

Third Quarter 2007 Results

Revenues of $3.3 billion for the third quarter of 2007 decreased 3% from $3.4 billion for the same quarter last year, reflecting lower television license fees, the impact of radio and television station divestitures and the absence of UPN, which ceased broadcasting in September 2006.

Operating income before depreciation and amortization (“OIBDA”) of $757.6 million for the third quarter of 2007 increased from $755.9 million and operating income of $645.8 million decreased slightly from $646.4 million for the same prior-year period, as increases at Television, Outdoor and Publishing, as well as lower residual costs, were offset by a decline at Radio. Stock-based compensation expense for the third quarter of 2007 was $29.3 million versus $20.9 million for the same quarter in 2006.

Net earnings from continuing operations for the third quarter of 2007 increased 5% to $340.2 million from $323.6 million for the same prior-year period. Diluted earnings per share from continuing operations of $.48 increased 14% from $.42 per diluted share for the same prior-year period due primarily to lower shares outstanding in 2007. Net earnings increased 8% to $343.3 million from $316.9 million for the third quarter of 2006, and diluted earnings per share increased 17% to $.48 per diluted share from $.41 per diluted share for the third quarter of 2006. Net earnings included net earnings from discontinued operations of $3.1 million for the third quarter of 2007 versus a net loss from discontinued operations of $6.7 million, or $.01 per diluted share, for the same period last year.

Free cash flow for the third quarter of 2007 was $265.5 million versus $431.8 million for the same prior-year period.  The decrease in the third quarter 2007 free cash flow reflects lower tax refunds and cash interest income, higher capital expenditures and the timing of programming investments. On September 5, 2007, the Company repurchased approximately 51 million shares of its Class B Common Stock for $1.6 billion, subject to adjustment, through an accelerated share repurchase transaction. Total shares outstanding at September 30, 2007 were 671.6 million. On September 4, 2007, the Company announced an increase in the quarterly cash dividend of 14% from $.22 to $.25 per share and approximately $168 million was paid to stockholders on October 1, 2007.

Nine Months 2007 Results

For the nine months ended September 30, 2007, revenues of $10.3 billion decreased 1% from $10.4 billion for the same prior-year period, principally reflecting lower television license fees, the absence of UPN and the impact of radio and television station divestitures. These decreases were partially offset by revenues from the 2007 telecast of Super Bowl XLI on CBS Network and revenue growth at Outdoor and Publishing. OIBDA of $2.3 billion and operating income of $1.9 billion were flat as compared to the first nine months of 2006, as increases at Publishing and Outdoor and lower residual costs were offset by a decline at Radio. Stock-based compensation expense was $80.8 million for the first nine months of 2007 versus $51.7 million for the same prior-year period.

Net earnings from continuing operations for the first nine months of 2007 were $957.7 million, or $1.30 per diluted share. Net earnings from continuing operations for the same period last year were $1.0 billion, or $1.36 per diluted share, which included tax benefits of $132.9 million, or $.17 per diluted share, from income tax settlements. On an adjusted basis, excluding tax benefits from income tax settlements in both years and the pre-tax gain and related tax effect of station divestitures, net earnings from continuing operations increased 8% to  $986.9 million for the first nine months of 2007 from $915.0 million primarily due to a lower effective income tax rate in 2007. Adjusted diluted earnings per share from continuing operations increased 13% to $1.34 from $1.19 for the same prior-year period, due in part to lower shares outstanding in 2007. Net earnings were $960.8 million, or $1.30 per diluted share, compared to $1.3 billion, or $1.72 per diluted share, for the first nine months of 2006. Net earnings included net earnings from discontinued operations of $3.1 million for the first nine months of 2007 versus $277.6 million, or $.36 per diluted share, for the same prior-year period, which principally reflected the gain on the sale of Paramount Parks.

Free cash flow for the first nine months of 2007 was $1.59 billion versus $1.62 billion for the same prior-year period.   During the first nine months of 2007, the Company repurchased a total of 106.9 million shares of its common stock for $3.4 billion, subject to adjustment, which contributed to a 13% reduction in shares outstanding.

Business Outlook

When comparing full year 2007 to 2006 on a reported basis, revenues will be down 2% to 3% as we have disposed of certain lower-margin, slower-growth assets, including 39 radio stations, 9 television stations, UPN, and the non-renewal of several of our urban outdoor transit contracts. Operating income in 2007 will be comparable to 2006 due to the above factors and higher expense for stock-based compensation.

The long-term outlook remains unchanged. The Company is positioned to deliver rates of growth as follows: low single-digit growth in revenues, mid single-digit growth in operating income and high single-digit growth in earnings per share.

Consolidated and Segment Results

The tables below present the Company’s revenues, OIBDA and operating income by segment for the three and nine months ended September 30, 2007 and 2006 (dollars in millions). Reconciliations of all non-GAAP measures to reported results have been included at the end of this earnings release.

	Three Months Ended September 30,		Better/	Nine Months Ended September 30,		Better/
Revenues	2007	2006	(Worse)%	2007	2006	(Worse)%
Television	$2,077.6	$2,150.6	(3)%	$6,813.6	$6,926.1	(2)%
Radio	445.7	508.1	(12)	1,306.6	1,461.7	(11)
Outdoor	552.2	536.2	3	1,568.7	1,522.8	3
Publishing	214.2	197.4	9	643.8	554.5	16
Eliminations	(8.3)	(13.5)	39	(18.6)	(27.8)	33
Total Revenues	$3,281.4	$3,378.8	(3)%	$10,314.1	$10,437.3	(1)%

	Three Months Ended September 30,		Better/	Nine Months Ended September 30,		Better/
OIBDA	2007	2006	(Worse)%	2007	2006	(Worse)%
Television	$476.1	$457.1	4%	$1,424.6	$1,416.2	1%
Radio	169.6	210.2	(19)	521.3	608.7	(14)
Outdoor	153.5	142.1	8	422.0	401.2	5
Publishing	23.8	22.7	5	67.7	39.1	73
Corporate	(41.3)	(41.3)	—	(109.7)	(108.7)	(1)
Residual costs	(24.1)	(34.9)	31	(72.4)	(105.5)	31
Total OIBDA	$757.6	$755.9	—%	$2,253.5	$2,251.0	—%

	Three Months Ended September 30,		Better/	Nine Months Ended September 30,		Better/
Operating Income	2007	2006	(Worse)%	2007	2006	(Worse)%
Television	$430.9	$414.4	4%	$1,287.1	$1,289.1	—%
Radio	162.0	201.7	(20)	498.2	583.9	(15)
Outdoor	99.8	88.5	13	262.1	240.9	9
Publishing	21.6	20.3	6	61.1	32.2	90
Corporate	(44.4)	(43.6)	(2)	(119.1)	(115.7)	(3)
Residual costs	(24.1)	(34.9)	31	(72.4)	(105.5)	31
Total Operating Income	$645.8	$646.4	—%	$1,917.0	$1,924.9	—%

Television (CBS Television Network, CBS Television Stations, CBS Paramount Network Television, CBS Television Distribution, Showtime Networks and CSTV Networks)

Television revenues for the third quarter of 2007 decreased 3% to $2.08 billion from $2.15 billion for the same prior-year period reflecting lower television license fees and advertising revenues partially offset by higher affiliate revenues. Television license fees decreased 9% reflecting the timing of foreign syndication and fewer titles available for domestic syndication versus the prior year which included the domestic syndication sale of CSI: Miami. Advertising revenues decreased 4% as underlying growth was more than offset by the absence of UPN and the impact of television station divestitures. Affiliate revenues increased 5% reflecting rate increases and subscriber growth at both Showtime Networks and CSTV Networks.

Television OIBDA and operating income for the third quarter of 2007 both increased 4% to $476.1 million and $430.9 million, respectively, primarily due to higher profits from the mix of titles in syndication, underlying advertising revenue growth and higher affiliate revenues. Television results included stock-based compensation of $14.9 million and $10.1 million for the third quarter of 2007 and 2006, respectively.

Radio (CBS Radio)

Radio revenues for the third quarter of 2007 decreased 12% to $445.7 million from $508.1 million for the same prior-year period, reflecting the impact of the previously announced radio station sales in ten markets, as well as weakness in advertising sales. On a “same station” basis, excluding divested stations, Radio revenues decreased 7% from the third quarter of 2006.

Radio OIBDA for the third quarter of 2007 decreased 19% to $169.6 million and operating income decreased 20% to $162.0 million, resulting from the decline in advertising sales, the impact of station divestitures and the absence of a 2006 gain of $11.6 million on the sale of a building. Radio results included stock-based compensation of $3.9 million and $3.8 million for the third quarter of 2007 and 2006, respectively.

Outdoor (CBS Outdoor)

Outdoor revenues for the third quarter of 2007 increased 3% to $552.2 million from $536.2 million for the same prior-year period, principally reflecting a 13% increase in Europe and Asia due to favorable fluctuations in foreign exchange rates and growth in the U.K., Italy and France markets. In constant dollars, Outdoor revenues were flat for the quarter. North America revenues for the third quarter decreased 2% from the prior year as growth of 7% in U.S. billboards, 15% in Canada and 13% in Mexico was more than offset by a 30% decline in U.S. transit and displays, reflecting the non-renewal of marginally profitable transit and street furniture contracts in New York City and Chicago.

Outdoor OIBDA increased 8% to $153.5 million and operating income increased 13% to $99.8 million for the third quarter of 2007, reflecting growth in North America and Europe and Asia. North America OIBDA increased 8% to $134.3 million and operating income increased 14% to $89.3 million, led by growth in the U.S. billboard business. Europe and Asia OIBDA increased 12% to $19.2 million and operating income increased 6% to $10.5 million, driven by the revenue increase partially offset by higher transit lease costs, primarily in the U.K. Outdoor results included stock-based compensation of $1.5 million and $1.1 million for the third quarter of 2007 and 2006, respectively.

On October 5, 2007, the Company acquired SignStorey, a leader in the distribution of video programming and advertising content to retail stores, which has been renamed CBS Outernet, for $71.5 million.

Publishing (Simon & Schuster)

Publishing revenues for the third quarter of 2007 increased 9% to $214.2 million from $197.4 million for the same prior-year period, principally reflecting higher sales from top-selling titles including Become A Better You by Joel Osteen and the continued success of The Secret by Rhonda Byrne. OIBDA increased 5% to $23.8 million from $22.7 million and operating income increased 6% to $21.6 million from $20.3 million, reflecting the revenue increase and lower bad debt expense partially offset by higher royalty expenses, employee-related costs, volume-driven advertising and selling expenses and digital archive costs. Publishing results included stock-based compensation of $.9 million and $.5 million for the third quarter of 2007 and 2006, respectively.

Corporate

Corporate expenses before depreciation expense of $41.3 million for the third quarter of 2007 remained flat with the same prior-year period. Corporate expenses included stock-based compensation of $8.1 million and $5.4 million for the third quarter of 2007 and 2006, respectively.

Residual Costs

Residual costs primarily include pension and postretirement benefits costs for benefit plans retained by the Company for previously divested businesses. For the quarter, residual costs decreased to $24.1 million from $34.9 million for the same prior-year period, primarily due to the recognition of lower actuarial losses and the impact of $250 million of discretionary contributions made during 2006 to pre-fund one of the Company’s qualified pension plans.

Interest Expense

Interest expense of $141.7 million for the third quarter of 2007 increased from $140.1 million for the same prior-year period.

Interest Income

Interest income of $30.0 million for the third quarter of 2007 decreased from $41.4 million for the same prior-year period, primarily reflecting lower average cash balances as a result of the two accelerated share repurchase transactions in 2007.

Other Items, Net

“Other items, net” for the first nine months of 2007 included a pre-tax gain of $12.6 million resulting from the divestitures of television and radio stations.

Provision for Income Taxes

For the third quarter, the Company’s effective income tax rate decreased to 32.8% for 2007 from 38.7% for 2006 due primarily to lower state and foreign income taxes in 2007. For the nine-month period, the effective income tax rate was 38.4% for 2007 versus 31.7% for 2006. The effective income tax rate for the nine-month period of 2007 reflected the tax impact of the station divestitures and a benefit from income tax settlements. The nine-month period of 2006 reflected benefits from income tax settlements of $132.9 million. Excluding the tax impact of the 2007 station divestitures and the tax benefits from income tax settlements in both years, the effective income tax rate for the nine-month period decreased to 36.1% for 2007 from 40.3% for 2006, principally resulting from lower state and foreign income taxes.

About CBS Corporation

CBS Corporation (NYSE: CBS.A and CBS) is a mass media company with constituent parts that reach back to the beginnings of the broadcast industry, as well as newer businesses that operate on the leading edge of the media industry. The Company, through its many and varied operations, combines broad reach with well-positioned local businesses, all of which provide it with an extensive distribution network by which it serves audiences and advertisers in all 50 states and key international markets. It has operations in virtually every field of media and entertainment, including broadcast television (CBS and The CW – a joint venture between CBS Corporation and Warner Bros. Entertainment), cable television (Showtime and CSTV Networks), local television (CBS Television Stations), television production and syndication (CBS Paramount Network Television and CBS Television Distribution), radio (CBS Radio), advertising on out-of-home media (CBS Outdoor), publishing (Simon & Schuster), interactive media (CBS Interactive), music (CBS Records), licensing and merchandising (CBS Consumer Products) and video/DVD (CBS Home Entertainment). For more information, log on to www.cbscorporation.com.

Cautionary Statement Concerning Forward-looking Statements
This news release contains both historical and forward-looking statements. All statements, including Business Outlook, other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934. These forward-looking statements are not based on historical facts, but rather reflect the Company’s current expectations concerning future results and events. Similarly, statements that describe our objectives, plans or goals are or may be forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that are difficult to predict and which may cause the actual results, performance or achievements of the Company to be different from any future results, performance and achievements expressed or implied by these statements. These risks, uncertainties and other factors include, among others: advertising market conditions generally; changes in the public acceptance of the Company’s programming; changes in technology and its effect on competition in the Company’s markets; changes in the Federal Communications laws and regulations; the impact of piracy on the Company’s products, the impact of the consolidation in the market for the Company’s programming; other domestic and global economic, business, competitive and/or other regulatory factors affecting the Company’s businesses generally; and other factors described in the Company’s news releases and filings with the Securities and Exchange Commission including but not limited to the Company’s most recent Form 10-K. The forward-looking statements included in this document are made only as of the date of this document, and under section 27A of the Securities Act and section 21E of the Exchange Act, we do not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.

Contacts:
Press:	Investors:
Gil Schwartz	Martin Shea
Executive Vice President, Corporate Communications	Executive Vice President, Investor Relations
(212) 975-2121	(212) 975-8571
gdschwartz@cbs.com	marty.shea@cbs.com

Dana McClintock	Debra Wichser
Senior Vice President, Corporate Communications	Vice President, Investor Relations
(212) 975-1077	(212) 975-3718
dlmcclintock@cbs.com	debra.wichser@cbs.com

CBS CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(Unaudited; all amounts, except per share amounts, are in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006

Revenues	$3,281.4	$3,378.8	$10,314.1	$10,437.3

Operating income	645.8	646.4	1,917.0	1,924.9

Interest expense	(141.7)	(140.1)	(427.0)	(425.2)
Interest income	30.0	41.4	103.1	72.5
Loss on early extinguishment of debt	—	—	—	(6.0)
Other items, net	(8.3)	(9.2)	(5.5)	(27.3)
Earnings before income taxes	525.8	538.5	1,587.6	1,538.9

Provision for income taxes	(172.5)	(208.4)	(610.4)	(487.6)
Equity in loss of affiliated companies, net of tax	(13.0)	(6.1)	(19.8)	(3.1)
Minority interest, net of tax	(.1)	(.4)	.3	(.3)
Net earnings from continuing operations	340.2	323.6	957.7	1,047.9

Net earnings (loss) from discontinued operations	3.1	(6.7)	3.1	277.6
Net earnings	$343.3	$316.9	$960.8	$1,325.5

Basic earnings per common share:
Net earnings from continuing operations	$.48	$.42	$1.32	$1.37
Net earnings (loss) from discontinued operations	$—	$(.01)	$—	$.36
Net earnings	$.49	$.41	$1.32	$1.73

Diluted earnings per common share:
Net earnings from continuing operations	$.48	$.42	$1.30	$1.36
Net earnings (loss) from discontinued operations	$—	$(.01)	$—	$.36
Net earnings	$.48	$.41	$1.30	$1.72

Weighted average number of common shares outstanding:
Basic	707.1	766.0	728.0	764.5
Diluted	715.4	774.2	736.5	770.2

Dividends per common share	$.25	$.20	$.69	$.54

CBS CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(Unaudited; Dollars in millions)

	At September 30, 2007	At December 31, 2006

Assets
Cash and cash equivalents	$1,226.0	$3,074.6
Receivables, net	2,592.9	2,824.0
Programming and other inventory	792.2	982.9
Prepaid expenses and other current assets	1,132.2	1,262.6
Total current assets	5,743.3	8,144.1
Property and equipment	4,581.6	4,274.6
Less accumulated depreciation and amortization	1,737.1	1,460.8
Net property and equipment	2,844.5	2,813.8
Programming and other inventory	1,645.9	1,665.6
Goodwill	19,081.5	18,821.5
Intangible assets	10,240.4	10,425.0
Other assets	1,546.1	1,638.8
Total Assets	$41,101.7	$43,508.8

Liabilities and Stockholders’ Equity
Accounts payable	$375.6	$502.3
Participants’ share and royalties payable	614.3	767.5
Program rights	974.9	906.9
Current portion of long-term debt	19.8	15.0
Accrued expenses and other current liabilities	2,278.6	2,207.8
Total current liabilities	4,263.2	4,399.5
Long-term debt	7,035.9	7,027.3
Other liabilities	8,603.4	8,558.5
Minority interest	1.1	1.0
Stockholders’ equity	21,198.1	23,522.5
Total Liabilities and Stockholders’ Equity	$41,101.7	$43,508.8

CBS CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited; Dollars in millions)

	Nine Months Ended September 30,
	2007	2006

Operating activities:
Net earnings	$960.8	$1,325.5
Less: Net earnings from discontinued operations	3.1	277.6
Net earnings from continuing operations	957.7	1,047.9

Adjustments to reconcile net earnings from continuing operations to net cash flow provided by operating activities:
Depreciation and amortization	336.5	326.1
Stock-based compensation	80.8	51.7
Equity in loss of affiliated companies, net of tax	19.8	3.1
Distribution from affiliated companies	4.9	9.8
Change in assets and liabilities, net of effects of acquisitions	491.4	380.2
Net cash flow from (used for) operating activities attributable to discontinued operations	4.8	(74.0)
Net cash flow provided by operating activities	1,895.9	1,744.8
Investing activities:
Capital expenditures	(302.2)	(195.7)
Acquisitions, net of cash acquired	(329.1)	(75.3)
Proceeds from dispositions	346.3	1,262.9
Investments in and advances to affiliated companies	(20.9)	(48.6)
Net receipts from Viacom Inc. related to the Separation	174.9	28.4
Other, net	(1.2)	(.8)
Net cash flow used for investing activities attributable to discontinued operations	—	(34.5)
Net cash flow (used for) provided by investing activities	(132.2)	936.4
Financing Activities:
Repayment of notes	(660.0)	(832.0)
Proceeds from issuance of notes	678.0	—
Borrowings from (repayments to) banks, including commercial paper, net	1.9	(4.5)
Payment of capital lease obligations	(12.6)	(10.9)
Purchase of Company common stock	(3,351.3)	(6.1)
Dividends	(472.4)	(365.8)
Proceeds from exercise of stock options	195.2	58.0
Excess tax benefit from stock-based compensation	8.9	1.4
Net cash flow used for financing activities	(3,612.3)	(1,159.9)
Net increase (decrease) in cash and cash equivalents	(1,848.6)	1,521.3
Cash and cash equivalents at beginning of period	3,074.6	1,655.3
Cash and cash equivalents at end of period	$1,226.0	$3,176.6

CBS CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

(Unaudited; Dollars in millions)

Operating Income Before Depreciation and Amortization (“OIBDA”)

The following tables set forth the Company’s Operating Income before Depreciation and Amortization for the three and nine months ended September 30, 2007 and 2006. The Company defines “Operating Income before Depreciation and Amortization” (“OIBDA”) as net earnings adjusted to exclude the following line items presented in its Statements of Operations: Net earnings (loss) from discontinued operations; Minority interest, net of tax; Equity in loss of affiliated companies, net of tax; Provision for income taxes; Other items, net; Loss on early extinguishment of debt; Interest income; Interest expense; and Depreciation and amortization.

The Company uses OIBDA, among other things, to evaluate the Company’s operating performance, to value prospective acquisitions and as one of several components of incentive compensation targets for certain management personnel, and this measure is among the primary measures used by management for planning and forecasting of future periods. This measure is an important indicator of the Company’s operational strength and performance of its business because it provides a link between profitability and operating cash flow. The Company believes the presentation of this measure is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by the Company’s management, helps improve their ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies that have different financing and capital structures or tax rates. In addition, this measure is also among the primary measures used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry.

Since OIBDA is not a measure of performance calculated in accordance with generally accepted accounting principles (“GAAP”), it should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance. OIBDA, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, this measure does not necessarily represent funds available for discretionary use, and is not necessarily a measure of the Company’s ability to fund its cash needs. As OIBDA excludes certain financial information compared with net earnings, the most directly comparable GAAP financial measure, users of this financial information should consider the types of events and transactions which are excluded. The Company provides the following reconciliations of Total OIBDA to Net earnings and OIBDA for each segment to such segment’s operating income, the most directly comparable amounts reported under GAAP.

CBS CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION (continued)
(Unaudited; Dollars in millions)

	Three Months Ended September 30, 2007
	OIBDA	Depreciation and Amortization	Operating Income (Loss)
Television	$476.1	$(45.2)	$430.9
Radio	169.6	(7.6)	162.0
Outdoor	153.5	(53.7)	99.8
Publishing	23.8	(2.2)	21.6
Corporate	(41.3)	(3.1)	(44.4)
Residual costs	(24.1)	—	(24.1)
Total	$757.6	$(111.8)	$645.8

	Three Months Ended September 30, 2006
	OIBDA	Depreciation and Amortization	Operating Income (Loss)
Television	$457.1	$(42.7)	$414.4
Radio	210.2	(8.5)	201.7
Outdoor	142.1	(53.6)	88.5
Publishing	22.7	(2.4)	20.3
Corporate	(41.3)	(2.3)	(43.6)
Residual costs	(34.9)	—	(34.9)
Total	$755.9	$(109.5)	$646.4

	Three Months Ended September 30,
	2007	2006
Total operating income before depreciation & amortization	$757.6	$755.9
Depreciation and amortization	(111.8)	(109.5)
Operating income	645.8	646.4
Interest expense	(141.7)	(140.1)
Interest income	30.0	41.4
Other items, net	(8.3)	(9.2)
Earnings before income taxes	525.8	538.5
Provision for income taxes	(172.5)	(208.4)
Equity in loss of affiliated companies, net of tax	(13.0)	(6.1)
Minority interest, net of tax	(.1)	(.4)
Net earnings from continuing operations	340.2	323.6
Net earnings (loss) from discontinued operations	3.1	(6.7)
Net earnings	$343.3	$316.9

CBS CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION (continued)
(Unaudited; Dollars in millions)

	Nine Months Ended September 30, 2007
	OIBDA	Depreciation and Amortization	Operating Income (Loss)
Television	$1,424.6	$(137.5)	$1,287.1
Radio	521.3	(23.1)	498.2
Outdoor	422.0	(159.9)	262.1
Publishing	67.7	(6.6)	61.1
Corporate	(109.7)	(9.4)	(119.1)
Residual costs	(72.4)	—	(72.4)
Total	$2,253.5	$(336.5)	$1,917.0

	Nine Months Ended September 30, 2006
	OIBDA	Depreciation and Amortization	Operating Income (Loss)
Television	$1,416.2	$(127.1)	$1,289.1
Radio	608.7	(24.8)	583.9
Outdoor	401.2	(160.3)	240.9
Publishing	39.1	(6.9)	32.2
Corporate	(108.7)	(7.0)	(115.7)
Residual costs	(105.5)	—	(105.5)
Total	$2,251.0	$(326.1)	$1,924.9

	Nine Months Ended September 30,
	2007	2006
Total operating income before depreciation & amortization	$2,253.5	$2,251.0
Depreciation and amortization	(336.5)	(326.1)
Operating income	1,917.0	1,924.9
Interest expense	(427.0)	(425.2)
Interest income	103.1	72.5
Loss on early extinguishment of debt	—	(6.0)
Other items, net	(5.5)	(27.3)
Earnings before income taxes	1,587.6	1,538.9
Provision for income taxes	(610.4)	(487.6)
Equity in loss of affiliated companies, net of tax	(19.8)	(3.1)
Minority interest, net of tax	.3	(.3)
Net earnings from continuing operations	957.7	1,047.9
Net earnings from discontinued operations	3.1	277.6
Net earnings	$960.8	$1,325.5

CBS CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION (continued)

(Unaudited; Dollars in millions)

Free Cash Flow

Free cash flow reflects the Company’s net cash flow from operating activities less capital expenditures and operating cash flow of discontinued operations. The Company uses free cash flow, among other measures, to evaluate its operating performance. Management believes free cash flow provides investors with an important perspective on the cash available to service debt, make strategic acquisitions and investments, maintain its capital assets, satisfy its tax obligations and fund ongoing operations and working capital needs. As a result, free cash flow is a significant measure of the Company’s ability to generate long term value. It is useful for investors to know whether this ability is being enhanced or degraded as a result of the Company’s operating performance. The Company believes the presentation of free cash flow is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management. In addition, free cash flow is also a primary measure used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry.

As free cash flow is not a measure of performance calculated in accordance with GAAP, free cash flow should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance or net cash flow provided by operating activities as a measure of liquidity. Free cash flow, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of the Company’s ability to fund its cash needs. As free cash flow deducts capital expenditures and operating cash flow of discontinued operations from net cash flow provided by operating activities, the most directly comparable GAAP financial measure, users of this financial information should consider the types of events and transactions which are not reflected. The Company provides below a reconciliation of free cash flow to net cash flow provided by operating activities, the most directly comparable amount reported under GAAP.

The following table presents a reconciliation of the Company’s net cash flow provided by operating activities to free cash flow:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Net cash flow provided by operating activities	$365.9	$407.3	$1,895.9	$1,744.8
Less capital expenditures	95.6	82.5	302.2	195.7
Less operating cash flow of discontinued operations	4.8	(107.0)	4.8	(74.0)
Free cash flow	$265.5	$431.8	$1,588.9	$1,623.1

The following table presents a summary of the Company’s cash flows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Net cash flow provided by operating activities	$365.9	$407.3	$1,895.9	$1,744.8
Net cash flow (used for) provided by investing activities	$(89.2)	$(171.9)	$(132.2)	$936.4
Net cash flow used for financing activities	$(1,847.5)	$(120.6)	$(3,612.3)	$(1,159.9)

CBS CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION (continued)

(Unaudited; all amounts, except per share amounts, are in millions)

2007 and 2006 Nine Month Adjusted Results

The following tables reconcile financial measures excluding the impact of the 2007 pre-tax gain and related tax provision of the television and radio station divestitures and the 2007 and 2006 tax benefits from the settlement of certain income tax audits, to the reported measures included in this earnings release. The Company believes that adjusting its financial results for the impact of these items is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by the Company’s management, provides a clearer perspective on the current underlying performance of the Company and makes it easier to compare the Company’s year-over-year results.

	Nine Months Ended September 30, 2007
	2007 Reported	Station Divestitures(a)	Tax Benefits(b)	2007 Adjusted	Increase vs. 2006 Adjusted
Revenues	$10,314.1	$—	$—	$10,314.1
OIBDA	2,253.5	—	—	2,253.5
Operating income	1,917.0	—	—	1,917.0
Interest expense	(427.0)	—	—	(427.0)
Interest income	103.1	—	—	103.1
Other items, net	(5.5)	(12.6)	—	(18.1)
Earnings before income taxes	1,587.6	(12.6)	—	1,575.0
Provision for income taxes	(610.4)	49.7	(7.9)	(568.6)
Effective income tax rate	38.4%			36.1%

Equity in loss of affiliated companies, net of tax	(19.8)	—	—	(19.8)
Minority interest, net of tax	.3	—	—	.3
Net earnings from continuing operations	$957.7	$37.1	$(7.9)	$986.9	8%

Diluted EPS from continuing operations	$1.30	$.05	$(.01)	$1.34	13%
Diluted weighted average number of common shares outstanding	736.5	736.5	736.5	736.5

	Nine Months Ended September 30, 2006
	2006 Reported	Tax Benefits(b)	2006 Adjusted
Revenues	$10,437.3	$—	$10,437.3
OIBDA	2,251.0	—	2,251.0
Operating income	1,924.9	—	1,924.9
Interest expense	(425.2)	—	(425.2)
Interest income	72.5	—	72.5
Loss on early extinguishment of debt	(6.0)	—	(6.0)
Other items, net	(27.3)	—	(27.3)
Earnings before income taxes	1,538.9	—	1,538.9
Provision for income taxes	(487.6)	(132.9)	(620.5)
Effective income tax rate	31.7%		40.3%

Equity in loss of affiliated companies, net of tax	(3.1)	—	(3.1)
Minority interest, net of tax	(.3)	—	(.3)
Net earnings from continuing operations	$1,047.9	$(132.9)	$915.0

Diluted EPS from continuing operations	$1.36	$(.17)	$1.19
Diluted weighted average number of common shares outstanding	770.2	770.2	770.2

(a) Impact of the pre-tax gain and related tax provision of the divestitures of television and radio stations.

(b) Tax benefits from the settlement of certain income tax audits.

CBS CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION (continued)

(Unaudited; Dollars in millions)

Radio Segment “Same Station” Reconciliation

In connection with the previously announced sales of 39 radio stations in ten of its smaller markets, the Company has completed the sales of its stations in six of these markets (24 stations) and expects to close on the remaining markets by early 2008. The following table presents the revenues for the Radio segment on a “same station” basis, which excludes all revenues for the divested stations, for all periods presented. The Company believes that adjusting the revenues of the Radio segment for the impact of station divestitures provides investors with a clearer perspective on the current underlying financial performance of the Radio segment.

	Three Months Ended September 30,		Better/	Nine Months Ended September 30,		Better/
	2007	2006	(Worse)%	2007	2006	(Worse)%
Radio revenues, as reported	$445.7	$508.1	(12)%	$1,306.6	$1,461.7	(11)%
Divested stations	(4.1)	(35.3)	n/m	(16.3)	(100.9)	n/m
Radio revenues, “same station” basis	$441.6	$472.8	(7)%	$1,290.3	$1,360.8	(5)%

    n/m – not meaningful